Exhibit 5.1
Joseph Drucker
Attorney at Law
43 Sawgrass Street, Jackson, NJ 08527
Tel # (732) 925-5965 Fax # (732) 928-4297
Marylandd2aol.com

January 25, 2010

Combined Opinion and Consent
Healthcare Corporation of America
36 Kevin Drive
Flanders, New Jersey 07836

Gentlemen:

You have requested my opinion as counsel for Healthcare Corporation of America, a New Jersey corporation (the “Company”), in connection with the registration statement on Form S-l (the “Registration Statement”), under the Securities Act of 1933 (the “ Act”), being filed by the Company with the Securities and Exchange Commission.
The Registration Statement relates to an offering of 13,900,000 shares of common stock of the Company.

I have examined such records and documents and made such examination of laws as I have deemed relevant in connection with this opinion. It is my opinion that the 13,900,000 shares of common stock to be sold by the selling shareholders have been duly authorized and are legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other that the State of New Jersey of the United States. This opinion opines upon New Jersey law including the statutory provisions, all applicable provisions of the New Jersey Constitution and reported judicial decisions interpreting those laws.

I hereby, as Corporate Counsel and Secretary, consent to the filling of this opinion as Exhibit 5.1, to the Registration Statement and to the reference caption “legal Matters” in the Registration Statement.

Very truly yours,

By:	\s\ Joseph Drucker

Joseph Drucker